SYRATECH CORPORATION AND SUBSIDIARIES
             COMPUTATION OF NET INCOME PER COMMON SHARE (unaudited)
                      (in thousands, except per share data)

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                                                                   Three Months Ended
                                                                        March 31,
                                                                ------------------------
                                                                 1998             1997
                                                                 ----             ----
BASIC EARNINGS (LOSS) PER SHARE:

Net income (loss) per common share...........................   $ (1.89)         $  0.01
                                                                =======          =======

Weighted average number of shares outstanding.............        3,784            8,699
                                                                =======          =======

DILUTED EARNINGS (LOSS) PER SHARE:

Net income (loss) per common share........................      $ (1.89)         $  0.01
                                                                =======          =======

Weighted average number of shares outstanding.............        3,784            8,699
Effect of dilutive stock options .........................            -              121
                                                                -------          -------
Adjusted weighted average number of shares outstanding....        3,784            8,820
                                                                =======          =======
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